FOR IMMEDIATE RELEASE

ADP ANNOUNCES UPDATED FISCAL 2009

REVENUE AND EPS GROWTH FORECASTS

Anticipates 1% to 2% revenue growth, and achieving

low end of the 10% to 14% range for growth in EPS from continuing operations

ROSELAND, New Jersey, March 25, 2009 - Automatic Data Processing, Inc. (Nasdaq: ADP) announced today that fiscal 2009 revenues are anticipated to grow 1% to 2%, a slight decrease from the previous forecast of 2% to 3% growth. ADP expects to achieve the low end of its 10% to 14% range for growth in earnings per share from continuing operations compared with $2.18 in fiscal 2008 which excludes a net one-time gain of $0.02 per share recorded in fiscal 2008’s fourth quarter. The earnings per share from continuing operations forecast includes a charge relating to the Primary Fund of the Reserve Fund (the “Reserve Fund”). On February 26, 2009 the Reserve Fund announced the establishment a special reserve to cover legal fees and potential claims against the Reserve Fund, resulting in expected lower distributions to its shareholders than previously estimated. As a result, ADP will record a $15 million charge, about $0.02 per share in the quarter ending March 31, 2009.

Gary C. Butler, president and chief executive officer commented, “ADP continues to grow despite difficult economic headwinds, albeit at a slower rate than previously anticipated. As reflected in the updated forecasts for the year, the economy has weakened since we last provided an update with our second quarter earnings announcement on February 3, 2009. Our revenue growth forecast for the year continues to be negatively impacted by about two percentage points due to our assumption of unfavorable foreign exchange rates continuing for the remainder of the fiscal year.”

“For Employer Services, we anticipate revenue growth of about 4% compared with our previous forecast of about 5% growth. The decline is primarily due to the impact of pricing pressures as clients struggle with the weakened economy. For Employer Services, we continue to anticipate about 100 basis points of pretax margin expansion. We anticipate 12% to 13% revenue growth for PEO Services, and up to 30 basis points of pretax margin expansion. This is lower than our previous forecast of 14% to 15% revenue growth with up to 50 basis points of pretax margin expansion. The decline is primarily from employee contraction within the client base. Despite the difficult selling environment, we are still on track to deliver over $1 billion in worldwide new business sales in fiscal 2009 for Employer Services and PEO Services on a combined basis. However we are now anticipating a decline of up to 13% from about $1.15 billion in new business sales last fiscal year compared with our previous forecast for a decline of about 10%. For Dealer Services, we anticipate a 2% to 3% decline in revenues compared with our previous forecast of flat to slightly down revenues. This updated forecast reflects increased out of businesses, delayed implementations, and lower transaction volumes as car sales continue to decline, as well as continued stress on pricing as dealers struggle under significant economic pressures. Despite lower revenues, we continue to anticipate a flat pretax margin for Dealer Services compared with a year ago.”

“There is no change to our interest on funds held for clients forecast. We continue to anticipate a decline of $75 to $80 million, or 11% to 12%, from $684.5 million in fiscal 2008. This is based on an approximate 40 basis point decline in the expected average interest yield to about 4.0%, and a 2% to 3% decline in average client funds balances. This decline in average client funds balances is higher than our previously forecasted decline of 1% to 2% primarily due to the estimated impact of the federal stimulus plan which is expected to lower certain federal income tax withholdings. This updated forecast continues to include an unfavorable Canadian foreign exchange rate which is expected to negatively impact full-year average client funds balances by 1.5 percentage points.”

“ADP has successfully executed against our 5-point strategic growth program over the last few years, and we remain focused on this strategy. I believe the economic landscape will continue to be difficult over the next several months. Although this presents challenges for ADP, as for most companies, ADP continues to grow and navigate successfully through this uncertain environment. Despite these near-term challenges I believe in the strength of ADP’s business model, and ADP’s product set and global breadth, depth and reach in the marketplace have never been stronger. I believe that ADP will come through this severe recession successfully and well positioned for growth,” Mr. Butler concluded.

ADP’s annual financial analyst conference is being held today, Wednesday, March 25 at 8:45 a.m. EST. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation is available to download and print at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq: ADP), with nearly $9 billion in revenues and over 585,000 clients, is one of the world’s largest providers of business outsourcing solutions. Leveraging nearly 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP’s easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company’s Web site at www.ADP.com.

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and “Item 1A. - Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, should be considered in evaluating any forward-looking statements contained herein.

Source: Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821

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